UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. ___)

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Filed by a Party other than the Registrant	☐

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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to Section 240.14a-12

Anika Therapeutics, Inc.
(Name of Registrant as Specified in its Charter)
Not applicable.
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

ANIKA THERAPEUTICS, INC.
SUPPLEMENT TO PROXY STATEMENT FOR
THE ANNUAL MEETING OF STOCKHOLDERS
To Be Held On June 18, 2026
June 1, 2026
On April 28, 2026, Anika Therapeutics, Inc. (the “Company”) filed a definitive proxy statement (the “Proxy Statement”) for its 2026 Annual Meeting of Stockholders (the “Annual Meeting”), to be held on Thursday, June 18, 2026, at 8:30 a.m. Eastern time. You may participate in the Annual Meeting, including casting votes and asking questions, by accessing a live webcast at virtualshareholdermeeting.com/ANIK2026. This supplement (this “Supplement”) to the Proxy Statement amends and supplements the Proxy Statement as filed and should be read in conjunction with the Proxy Statement.
Proposal 4 (the “Plan Proposal”) of the Proxy Statement requests that the Company’s stockholders approve the sixth amendment and restatement of the Anika Therapeutics, Inc. 2017 Omnibus Incentive Plan (the “Seventh Amended Plan”), which Seventh Amended Plan was approved by the Company’s Board of Directors on April 26, 2026. After making the Proxy Statement available to stockholders, the Company was informed by Institutional Shareholder Services (“ISS”) that the Seventh Amended Plan received an unfavorable recommendation, in part because ISS has estimated that the Seventh Amended Plan is estimated to be excessively dilutive. In calculating dilution for the Seventh Amended Plan, ISS based its estimate in part on stock options outstanding as part of the calculation of shares subject to the Sixth Amended Plan as of April 21, 2026 as set forth in the Proxy Statement on page 89, which, total Stock Options Outstanding amount of 2,231,740 shares includes 476,221 shares underlying stock appreciation rights (“SARs”) that the Company can settle in cash or stock at the Company’s election. In order to clarify this disclosure, the Company is amending and restating the table included on page 89 of the Proxy Statement to exclude the shares underlying these SARs from the total amount. Other than as set forth below, the Company is not changing or supplementing any of the other information in the Proxy Statement.
Shares Subject to the Plan
The following table summarizes information regarding awards outstanding and shares of our common stock remaining available for grant under the Sixth Amended Plan as of April 21, 2026:

Stock Options Outstanding(1)	2,231,740
Weighted Average Exercise Price of Stock Options Outstanding	$27.15
Weighted Average Remaining Term of Stock Options Outstanding	6.19
Full Value Awards Outstanding (RSAs, RSUs and PSUs)(2)	342,713
Shares Available for Grant under the Sixth Amended Plan(3)	318,707
Shares Available for Grant under the 2021 Inducement Plan	67,600

(1)	Stock Options Outstanding includes 476,221 shares underlying Stock Appreciation Rights (SARs) granted in 2026 which may be settled in cash or stock at the Company’s election.
(2)
The Phantom RSUs and Phantom PRSUs granted in 2024, 2025 and 2026 have been recorded by the Company as a liability due to the current expectation that the Company will settle some or all of the Phantom RSU and Phantom PRSU awards in cash due to a potential shortage of shares in the 2017 Plan at the time of vesting, and are not included.

(3)
Shares Available for Grant under the Sixth Amended Plan assumes that all 476,221 shares underlying SARs granted in 2026 will be settled in shares. The Seventh Amended Plan will continue to employ a “fungible” plan design that assigns a higher cost to “full-value” awards (all awards other than stock options and stock appreciation rights) by reducing the share pool on a greater than one-for-one basis when full-value shares are granted. Consistent with the terms of the Original Plan and each of the First, Second, Third, Fourth, Fifth, and Sixth Amended Plans, we have maintained a fungible rate of 2.0 common shares per full-value award in the Seventh Amended Plan.

Board Recommendation
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE AMENDMENT OF THE SIXTH AMENDED PLAN IN THE FORM OF THE SEVENTH AMENDED PLAN ATTACHED AS APPENDIX A TO THIS PROXY STATEMENT.
Any vote “FOR” or “AGAINST” Proposal 4 for approval of the Amendment of the Sixth Amended Plan in the Form of the Seventh Amended Plan attached as Appendix A to the Proxy Statement using the proxy materials previously furnished by the Company (or a beneficial owner’s broker, bank, or other nominee) will continue to be counted as a vote “FOR” or “AGAINST” such proposal.

If you are a stockholder of record, and you have already voted and would like to change your vote, you may change or revoke your proxy at any time before it is exercised by:
•	Written notification to the Corporate Secretary of the Company at Office of the Secretary, Anika Therapeutics, Inc., 32 Wiggins Avenue, Bedford, Massachusetts 01730;
•	Voting via the internet or telephone at a later time;
•	Submitting a validly executed proxy card with a later date; or
•	Voting via the internet at the Annual Meeting.
If you are a beneficial owner of shares held in street name, you should contact your bank, broker, or other nominee for instructions as to whether, and how, you can change or revoke your proxy.
All costs of solicitation of proxies will be borne by us. In addition to solicitation by mail, our directors, officers, and employees, without additional remuneration, may solicit proxies in person or by telephone, e-mail, and facsimile. We will reimburse banks, brokerage firms, and other custodians, nominees, trustees, and fiduciaries for reasonable out-of-pocket expenses incurred by them in sending proxy materials to and soliciting proxies from beneficial holders of our shares.
This Supplement to the Proxy Statement is being released on or about June 1, 2026, and should be read in conjunction with the Proxy Statement. The information contained in this Supplement to the Proxy Statement modifies or supersedes any inconsistent information contained in the Proxy Statement. The information provided above may be deemed “additional soliciting materials” within the meaning of the Securities Exchange Act of 1934, as amended.
Important Information
In connection with the solicitation of proxies, the Company filed the Proxy Statement on April 28, 2026 with the U.S. Securities and Exchange Commission (the “SEC”). Stockholders can access the Proxy Statement and other proxy materials and vote at www.proxyvote.com. THE COMPANY’S STOCKHOLDERS ARE STRONGLY ADVISED TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT SOLICITATION MATERIALS FILED BY THE COMPANY WITH THE SEC BEFORE MAKING ANY VOTING OR INVESTMENT DECISION BECAUSE THESE DOCUMENTS CONTAIN IMPORTANT INFORMATION. In addition, the Company files annual, quarterly and current reports with the SEC. These reports can be obtained free of charge on our investor relations website at https://ir.anika.com/sec-filings and the SEC’s website at www.sec.gov. The Proxy Statement, copies of other solicitation materials and these other reports the Company files with the SEC can be obtained at no charge by writing to our Secretary at Anika Therapeutics, Inc., 32 Wiggins Avenue, Bedford, MA 01730.